Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

April 24, 2014

BARCLAYS OFI GLOBAL ASSET MANAGEMENT Barclays OFI SteelPath MLP ETNs Tax FAQ The Barclays OFI SteelPath MLP ETN (the “ETNs”) provides access to the Barclays OFI SteelPath Midstream MLP Index (the “Index”) in an exchanged traded note. An investment in the ETNs involves significant risks and may not be suitable for all investors. Additionally, significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your tax situation. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the prospectus. What are MLPs? • MLPs are entities that are generally treated as partnerships for US federal income tax purposes. While a partnership is not taxed as a separate entity or subject to corporate income taxes, the partners are treated as directly earning a share of the partnership’s income and they are subject to tax on such income. Since taxes are applied to the partners and not to the partnership, the “double taxation” effect at the entity level and at the investor level is eliminated when directly investing in an MLP. What is the tax treatment of the ETNs? • As more fully described in the relevant pricing supplement, Barclays and investors agree to treat the ETNs as a prepaid forward contract. The issuer and investors in the ETNs also agree to treat coupon payments as ordinary income at the time accrued or received, which may result in a higher tax liability than a direct investment in the underlying MLPs. If treatment of the ETNs as a prepaid forward contract is respected, investors in the ETNs should recognize gain or loss upon the sale, redemption or maturity of their ETN. This gain or loss should generally be capital gain or loss, subject to the potential application of certain “constructive ownership” rules. As discussed more fully in the relevant pricing supplement, these “constructive ownership” rules provide that any long-term capital gain that an investor recognizes in respect of an ETN that is in excess of the amount of long-term capital gain that such investor would have recognized if it had instead owned a direct investment in the MLPs that are referenced by the ETN will likely be recharacterized as ordinary income and subject to an interest charge. To avoid or limit recharacterization under these rules, an investor in the ETNs may need to demonstrate, with clear and convincing evidence, the amount of long-term capital gain that it would have recognized in respect of a direct MLP investment. Can I hold the ETNs in a tax-deferred retirement account? • Employee benefit plans and most other organizations exempt from US federal income tax, such as individual retirement accounts and other retirement plans, may be subject to income tax on their unrelated business taxable income (“UBTI”) if investing directly in an MLP through such a plan. If the treatment of the ETNs as a prepaid forward contract in respect of the Index is respected, investors should not be treated as owning the underlying MLPs. Therefore, although the matter is not free from doubt, income or gain from the ETNs should not constitute UBTI to a US holder that is a tax- exempt investor unless such holder has borrowed funds (or is treated as having borrowed funds) in respect of its acquisition or ownership of the ETNs. However, the IRS has not issued a formal opinion or guidance on this issue, and you should consult your tax advisor about your own tax situation.

How does the tax treatment of an investment in the ETNs differ from the tax treatment of holding MLPs directly or through another vehicle? Direct MLP Investment1 ETNs ETFs and Mutual Funds Anticipated US federal income tax treatment at investment level2 Partner in the MLP; income and deductions flow through to investors Prepaid forward contracts Shares in a corporation (investors may be exposed to corporate-level tax)3 Anticipated US federal income tax treatment of distributions Distributions are generally not immediately taxable but reduce an investor’s basis; however, because of the “flow-through” nature of MLPs, investors are taxed on their allocable share of the MLP’s income (such income increases basis and may be less than the MLP’s distributions) Coupons taxed as ordinary income Dividends taxed to the extent of the ETF’s earnings and profits (which may be less than the ETF’s distributions); thereafter, distributions are generally not immediately taxable but reduce an investor’s basis. Dividends may be taxable as “qualified dividend income” (capital gain rates) Anticipated US federal income tax consequences of exit Mix of ordinary income (to recapture certain deductions) and capital gain or loss Generally capital gain or loss, except that long-term capital gain in excess of what would have been recognized with a direct MLP investment will likely be recharacterized as ordinary income and subject to an interest charge4 Capital gain or loss Tax forms Form K-1, multiple state filings Form 1099 Form 1099 The tax consequences of investing in the ETNs are uncertain and may be less favorable than a direct investment in the MLPs that make up the Index. 1. This discussion applies only to MLPs and similar entities, treated as partnerships for federal income tax purposes. 2. Barclays Capital Inc. and its affiliates do not provide tax advice. Any discussion of US federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice. Please be advised that any discussion of US tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding US tax-related penalties, and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. You should refer to the applicable prospectus for any relevant MLP, ETN, ETF or Mutual Fund for more detailed information, and should also consult your tax advisor prior to making any investment decision. 3. MLP ETFs and Mutual Funds are typically organized as “C corporations” for US federal income tax purposes, rather than “regulated investment companies”, and would therefore generally be subject to taxation at the corporate level. 4. Investors in MLP ETNs may need to demonstrate that the “net underlying long-term capital gain” which would have been recognized upon a direct MLP investment with clear and convincing evidence; otherwise, all gain on an MLP ETN could be recharacterized as ordinary income that is subject to an interest charge.

Selected Risk Considerations An investment in any ETNs linked to the Barclays OFI SteelPath Midstream MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Payment on the ETNs Is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the Index: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways. Concentration Risk: The index constituents are companies in the Midstream – Oil & Gas and Liquid Petroleum and Natural Gas Shippers categories, as determined by the Bloomberg Industry Classification System® (“BICS”). In addition, many of the index constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy infrastructure and midstream energy business MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding, the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.barclays.com/etn/ofisteelpath or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 877 764 7284, or you may request a copy from any other dealer participating in the offering. OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETN. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

Barclays Capital Inc. and its affiliates do not provide tax advice. Any discussion of US federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice. Please be advised that any discussion of US tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding US tax-related penalties, and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. You should refer to the applicable prospectus for any relevant ETN, ETF or other investment for more detailed information, and should also consult your tax advisor prior to making any investment decision. “OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE Additional resources For more information, please visit www.barclays.com/etn/ofisteelpath